As filed with the Securities and Exchange Commission on May 1, 2025

Registration Statement No. 333-[     ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GCL Global Holdings Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification Number)

29 Tai Seng Avenue #02-01

Natural Cool Lifestyle Hub

Singapore 534119

Tel: +65 80427330

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Equity Incentive Plan

 (Full title of the plan)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, New York 10168
United States
(800) 221-0102

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Giovanni Caruso, Esq.	Jane K. P. Tam, Esq.
Loeb & Loeb LLP	Loeb & Loeb LLP
345 Park Avenue	901 New York Avenue
New York, NY 10154	Washington, D.C. 20001
(212) 407-4000	(202) 618-5000

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the GCL Global Holdings Ltd. Equity Incentive Plan. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated by reference herein:

●	(a) the prospectus filed with the Securities and Exchange Commission on April 8, 2025 pursuant to Rule 424(b) under the Securities Act as part of the Registrant’s Registration Statement on Form F-1 (333-286361);

●	(b) The Registrant’s Shell Company Report on Form 20-F (File No. 001-42523), as filed with the Securities and Exchange Commission on February 26, 2025;

●	(c) The Registrant’s Current Reports on Form 6-K furnished to the Commission on February 14, February 18, February 20, March 3, March 6, March 11, March 27, March 31, April 2, April 11, April 17, April 28, 2025 and April 30, 2025; and

●	(d) The description of the Registrant’s Ordinary Shares contained in the Company’s Registration Statement on Form F-1 (File No. 333-286361) filed with the Commission on April 3, 2025, including any amendment or report subsequently filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, fraud or the consequences of committing a crime.

The Company’s Amended and Restated Memorandum and Articles of Association provide for indemnification and advancement of expenses for its current and former directors and officers to the fullest extent permitted under the laws of the Cayman Islands, in the absence of actual fraud or wilful default. The Company has entered into indemnification agreements with each director and officer of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

See the Index to Exhibits attached hereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibits

Exhibit No.	Description

3.1	Amended and Restated Memorandum and Articles of Association of GCL Global Holdings Ltd. (incorporated by reference to Exhibit 1.1 to the Form 20-F filed by the Registrant with the SEC on February 26, 2025)
4.1*	Specimen of ordinary share of GCL Global Holdings Ltd.
4.2*	GCL Global Holdings Ltd. Equity Incentive Plan
5.1*	Opinion of Carey Olsen Singapore LLP
23.1*	Consent of Marcum Asia LLP
23.2*	Consent of Marcum Asia LLP
23.3*	Consent of Marcum LLP
24.1	Power of Attorney (contained in the signature pages hereto)
107*	Filing Fee Table

*	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on May 1, 2025.

GCL Global Holdings Ltd.

By:	/s/ Sebastian Toke
	Name:	Sebastian Toke
	Title:	Group Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Sebastian Toke and Kenny Yuxin Lin, and each of them, individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sebastian Toke	Group Chief Executive Officer and Director	May 1, 2025
Sebastian Toke

/s/ Kenny Yuxin Lin	Group Chief Financial Officer	May 1, 2025
Kenny Yuxin Lin

/s/ Choo See Wee	Group Chairman of the Board of Directors	May 1, 2025
Choo See Wee

/s/ Choo See Ling	Group Chief Operating Officer and Director	May 1, 2025
Choo See Ling

/s/ Tse Meng Ng	Director	May 1, 2025
Tse Meng Ng

/s/ Joshua Kewei Cui	Director	May 1, 2025
Joshua Kewei Cui

/s/ Wilson W. Wang	Director	May 1, 2025
Wilson W. Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of GCL Global Holdings Ltd., has signed this registration statement in New York, New York, United States of America on May 1, 2025.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President